Issue: Jan. 5, 1998
Questar Gas: Mountain Fuel's New Name
SALT LAKE CITY -- The company that sells natural gas to more than 625,000 customers in Utah, Idaho and Wyoming is no longer known as Mountain Fuel. On Thursday, Jan. 1, the company's new name officially changed to Questar Gas Company.
     "I want to assure our customers that there has been no change in ownership of the company," said Nick Rose, president and CEO. For more than 60 years, Mountain Fuel has been a part of an integrated energy company known for outstanding customer service. We want to present a single name in the evolving energy market that will come to represent the entire spectrum of products and services offered by Questar. The Mountain Fuel name is identified primarily with gas distribution. The Questar name will reflect all facets of the industry.
     Questar Corp. traces its roots to 1928, when a holding company, Western Public Service Corp., was formed to bring natural gas to northern Utah from southwestern Wyoming. At that time, Mountain Fuel Supply Co. was the name of the oil and gas exploration and production affiliate. In 1935, the shareholders voted to reorganize Western Public Service Co. as a single company and chose the Mountain Fuel name to represent the reorganized company.
     Almost 50 years later, in 1984, Mountain Fuel shareholders voted to return to the holding-company structure. They chose the name Questar Corp. for the new parent company.
     Questar Corp. is one of the largest companies with headquarters in Utah. It has almost 2,500 employees and about $1.8 billion in assets distributed between Regulated Services, consisting of retail natural gas distribution and interstate gas transportation, and Market Resources, which includes gas and oil exploration and production, wholesale and retail energy trading and marketing, gas gathering and other field services.